Exhibit 10.5

CREDIT AGREEMENT

NOTE

$40,000,000	August 29, 2011

FOR VALUE RECEIVED, WEINGARTEN REALTY INVESTORS, a Texas real estate investment trust (“Maker”) promises to pay without offset or counterclaim to the order of SUMITOMO MITSUI BANKING CORPORATION, (“Payee”), the principal amount of FORTY MILLION DOLLARS ($40,000,000) payable in accordance with the terms of the Credit Agreement.

Maker also promises to pay interest on the unpaid principal amount of this Note (this “Note”) at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated of even date herewith, among Maker, the Lenders named therein, and The Bank of Nova Scotia, as Administrative Agent for itself and the Lenders (as hereafter amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

This Note is subject to mandatory prepayment and prepayment at the option of the Maker, as provided in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement and is entitled to the benefits of the Credit Agreement, reference to which is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby is made and is to be repaid.

THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

Maker promises to pay all fees, costs and expenses incurred in the collection and enforcement of this Note in accordance with the terms of the Credit Agreement. Maker and any endorser of this Note hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind (except such notices as may be expressly required under the Credit Agreement or the other Loan Documents) and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

With respect to the incurrence of certain liabilities hereunder and the making of certain agreements by Maker as herein stated, such incurrence of liabilities and such agreements shall be binding upon Maker only as a trust formed under the Texas Real Estate Investment Trust Act pursuant to that certain Restated Declaration of Trust dated March 23, 1988 (as amended from time to time), and only upon the assets of such Maker. No Trust Manager or officer or holder of any beneficial interest in Maker shall have any personal liability for the payment of any indebtedness or other liabilities incurred by Maker hereunder or for the performance of any agreements made by Maker hereunder, nor for any other act, omission or obligation incurred by Maker or the Trust Managers except, in the case of a Trust Manager, any liability arising from his own willful misfeasance or malfeasance or gross negligence.

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year first written above.

WEINGARTEN REALTY INVESTORS

By:	/s/ Stephen C. Richter
	Name	Stephen C. Richter
	Title	Executive VP/CFO